Exhibit 99.1
FOR IMMEDIATE RELEASE —
Date: October 20, 2011

Contact:
Investors	Media
Jay Gould	Maureen Brown
Jay.Gould@huntington.com	Maureen.Brown@Huntington.com
(614) 480-4060	(614) 480-5512

Todd Beekman
Todd.Beekman@huntington.com
(614) 480-3878
HUNTINGTON BANCSHARES INCORPORATED
REPORTS $143.4 MILLION OF NET INCOME, OR $0.16 PER COMMON SHARE,
FOR THE 2011 THIRD QUARTER, DOWN 2% AND FLAT, RESPECTIVELY,
FROM THE 2011 SECOND QUARTER
DECLARES QUARTERLY COMMON STOCK DIVIDEND OF $0.04 PER SHARE
Other specific highlights compared with 2011 Second Quarter:
•	8% annualized growth in average total loans
•	28% annualized growth in average demand deposits
•	$240.7 million in pre-tax, pre-provision income, down from $242.6 million
•	3.34% net interest margin, down 6 basis points
•	1.05% return on average assets
•	13.0% return on average tangible common equity, down from 13.3%
•	10.17% Tier 1 common risk-based capital, up from 9.92%
•	7% decline in net charge-offs to an annualized 0.92%, down from 1.01%
•	8% decline in nonaccrual loans to 1.45% of total loans and leases, down from 1.57%
•	187% allowance for credit losses to nonaccrual loan coverage, up from 181%
COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2011 third quarter net income of $143.4 million, down $2.5 million, or 2%, from $145.9 million in the prior quarter. Earnings per common share in the current quarter were $0.16, equal to the prior quarter. Net income in the year-ago quarter was $100.9 million, or $0.10 per common share.

For the first nine months of 2011, Huntington reported net income of $415.8 million, or $0.45 per common share. This compared with net income of $189.4 million, or $0.14 per common share, for the comparable year-ago period.
Huntington today also announced that the board of directors has declared a quarterly cash dividend on its common stock of $0.04 per common share. The dividend is payable January 3, 2012, to shareholders of record on December 20, 2011.
Summary Performance Discussion Compared with 2011 Second Quarter
“We are pleased with the quarter as it represented good progress against our strategic plan even with significant headwinds from the operating and interest rate environment,” said Stephen D. Steinour, chairman, president, and chief executive officer. “There were many positives that confirm we are making significant progress to improve profitability and add to long-term earnings growth. Revenue grew. Net interest income increased, reflecting strong loan and deposit growth. Noninterest income increased, reflecting growth in key activities such as electronic banking, and service charges on deposit accounts, as well as a gain from an automobile loan securitization. These successes are a direct result of the strategic investments we have made over the last two years. We are especially pleased with the momentum in both consumer household and commercial relationship growth resulting from our “Fair Play” banking philosophy and Optimal Customer Relationship (OCR) sales approach.”
“Generating an appropriate return while reducing risk for our shareholders is our key objective,” Steinour continued. “Over the last two years, we have significantly improved the risk profile of the balance sheet by increasing capital, strengthening reserves, and reducing the concentrations of higher risk noncore commercial real estate loans. This quarter, we took a step that will further manage concentration risk while permitting us to continue to leverage our expertise in automobile financing. Our super prime indirect automobile portfolio has performed extraordinarily well over this cycle, and recently we have seen strong growth by taking advantage of dislocations in several markets by hiring local teams and applying Huntington’s proven underwriting and sales process. By restarting our automobile securitization program this quarter, we can maintain the size of the portfolio at appropriate levels while freeing up balance sheet capacity for continued expansion of the business.”
“Disciplined management of capital to improve long-term shareholder returns is important. Last quarter’s common stock dividend increase was just one component of our longer-term plan,” he continued. “Our capital is expected to continue to increase with earnings. We continue to review potential capital management options and note that during the first quarter of 2012 we will be participating, for the first time, in the Federal Reserve’s Comprehensive Capital Analysis and Review (CCAR).”
Net income in the third quarter was $143.4 million, $2.5 million, or 2%, lower than the prior quarter. Drivers of the decrease were a $10.7 million, or 2%, increase in noninterest expense and a $7.8 million, or 22%, increase in provision expense, partially offset by a $5.8 million, or 1%, increase in fully-taxable equivalent revenue, reflecting a 1% increase in both net interest and noninterest income. Net income also benefited from a lower provision for income taxes.

Net interest income increased $3.1 million, or 1%, from the prior quarter. This reflected a $0.8 billion, or 2% (6% annualized), increase in average earning assets and was partially offset by a 6 basis point decline in the fully-taxable equivalent net interest margin to 3.34%. The increase in average earning assets was driven by an $0.8 billion, or 2% (8% annualized), increase in average loans. Loan growth was broad based with every category of loans growing, except noncore commercial real estate (CRE), which continued its planned decline. Growth in the average balances of the automobile portfolio and commercial and industrial loan (C&I) portfolio was strong, up 17% and 9% annualized, respectively. Residential mortgages also experienced growth of 5% (19% annualized), reflecting the continuation of a year-long trend of customer preferences for shorter-term fixed and/or variable rate mortgages, products we typically retain on our balance sheet. Average total core deposits grew $0.9 billion, or 2% (9% annualized), with the mix continuing to shift from higher cost core certificates of deposit, which declined $0.5 billion, or 6% (24% annualized), this quarter, to lower cost total demand deposits, which grew $0.9 billion, or 7% (28% annualized). Commercial demand deposit growth was particularly strong, in part reflecting temporary deposits from several large relationships.
“Two years ago, we moved to a customer relationship centric sales process, we call OCR. For commercial relationships, Huntington is now the primary bank for the vast majority of those customers and no longer just a lender. This has led to significant growth in fee-related activities such as treasury management and capital markets services, as well as commercial deposits,” Steinour noted. “The percent of commercial relationships with over four products at the end of the 2011 third quarter was 29.2%, up from 23.0% a year ago. For the first nine months of this year, commercial relationships grew at an 8.6% annualized rate, up from 4.9% for full year 2010.”
“Many banks today are struggling to figure out how to position themselves with consumers, especially now with the outlook for a slower economic recovery and a prolonged period of low interest rates,” Steinour noted. “Huntington took action more than a year ago with our clear value position built on convenience and our ‘Fair Play’ banking philosophy. Products like Asterisk-Free Checking™ and Huntington Plus Checking™, with features like 24-Hour Grace®, free identity theft protection, and a no fee debit-card, are resonating strongly with existing and potential customers. For the first nine months of this year, consumer checking account households grew at a 10.8% annualized rate, up from 6.8% and 3.0% in 2010 and 2009, respectively. The percent of consumer checking account households with four or more products at the end of the 2011 third quarter was 72.8%, up from 68.5% a year ago.”
Commenting on the net interest margin, Steinour said, “The 6 basis points linked-quarter decline in the net interest margin was more than previously expected. Over the quarter, reinvestment rates on the securities portfolio were down over 45 basis points, and we were unwilling to add credit or duration risk during this time of record low rates. Loan yields were down 10 basis points from the second quarter and, although the pace of decline continued to slow, it was only partially offset by the 5 basis points decrease in deposit costs. We continue to aggressively manage our deposits and see opportunity not only in the repricing of our certificates of deposits but also across much of the deposit portfolio.”

Total noninterest income increased $2.8 million, or 1%. This included an increase in other income of $15.1 million, or 33%, reflecting a $15.5 million gain on sale from the automobile securitization and a $2.6 million increase in market-related gains and capital markets income, partially offset by a $6.8 million decline in SBA servicing income. Service charges on deposit accounts and electronic banking income increased $4.5 million, or 7%, and $1.0 million, or 3%, respectively, primarily driven by increased customer activity and strong customer growth. These benefits were partially offset by an $11.0 million decline in mortgage banking income, primarily driven by a negative $13.9 million linked-quarter change in the net mortgage servicing rights (MSR) valuation, the majority of which occurred over the last two weeks of the quarter.
Steinour noted, “The fact that service charges on deposit accounts were only down less than 1% from a year ago confirms the competitive advantage our ‘Fair Play’ and OCR strategies are delivering. Our growth in consumer households and commercial relationships, along with our ability to increase product penetration, have virtually eliminated the negative financial impacts of an amendment to Reg E relating to certain overdraft fees, costs associated with our 24-Hour Grace® product feature, and our voluntary decision last year to reduce or eliminate a number of other deposit-related fees.”
Noninterest expense increased $10.7 million, or 2%. Personnel costs increased $8.3 million, or 4%, with more than half of that increase coming from increased salary, severance, and healthcare costs. Outside data processing and other services increased $5.7 million, or 13%, primarily due to costs associated with a conversion to a new debit card processor.
Steinour said, “Expenses continued to run at levels above our long-term expectations relative to revenue, as many of our more recent strategic initiatives have yet to season. The progress of each strategic initiative is analyzed monthly, and we continually evaluate their financial performance, terminating the few that do not achieve planned milestones and redeploying that capital into other programs. Our efficiency ratio in the 2011 third quarter was 64%, with our long-term objective to reduce that to the low-to-mid 50% range.”
The provision for credit losses increased $7.8 million, or 22%, from the prior quarter. This reflected the combination of strong loan growth and the expectation of a weaker and prolonged economic recovery. This was partially offset by the benefits of end-of-period declines of 8% in nonaccrual loans and 4% in total Criticized commercial loans. The period end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 2.71% from 2.84%. However, the ACL as a percentage of period end total nonaccrual loans (NALs) increased to 187% from 181%. Net charge-offs were $90.6 million, or an annualized 0.92% of average total loans and leases, down 7% from $97.5 million, or 1.01%, in the prior quarter and was the first time net charge-offs have been below 1.00% of average total loans since the third quarter of 2008.
Commenting on credit quality trends, Steinour said, “Credit quality continued its expected improvement. This reflected well on the actions taken over the last two years to address credit-related issues in our loan portfolio. Even so, many of these performance metrics remain elevated compared with historical performance. We expect to see continued declines in nonaccrual loans and net charge-offs going forward.”
The Tier 1 common risk-based capital ratio at September 30, 2011, was 10.17%, up from 9.92% at the end of the prior quarter. The tangible common equity ratio was stable at 8.22% as tangible assets grew $1.9 billion and were temporarily inflated by an increased liquidity position from the proceeds of the automobile securitization. Liquidity is expected to remain at higher than historical levels with the anticipated repayment of $0.6 billion of debt that matures in June 2012. The regulatory Tier 1 and Total capital ratios were 12.37% and 15.11%, respectively, up from 12.14% and 14.89%, respectively, at June 30, 2011.

Pre-Tax, Pre-Provision Income Trends
One metric we believe is useful in analyzing performance is the level of earnings adjusted to exclude provision expense, securities gains or losses, and amortization of intangibles. In addition, earnings are adjusted for items we identify to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by us at the time to be infrequent or short-term in nature, which we believe may distort our underlying performance trends (see Pre-Tax, Pre-Provision Income in Basis of Presentation for a full discussion).
Pre-Tax, Pre-Provision Income (1)

	2011			2010
	Third	Second	First	Fourth	Third
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Income Before Income Taxes	$182.3	$194.9	$161.2	$157.9	$130.6

Add: Provision for credit losses	43.6	35.8	49.4	87.0	119.2
Less: Securities (losses) gains	(1.4)	1.5	0.0	(0.1)	(0.3)
Add: Amortization of intangibles	13.4	13.4	13.4	15.0	15.1
Less: Additions to litigation reserves	—	—	(17.0)	—	—

Pre-Tax, Pre-Provision Income (1)	$240.7	$242.6	$240.9	$260.1	$265.2

Linked-quarter change — amount	$(1.9)	$1.6	$(19.1)	$(5.2)	$(5.2)
Linked-quarter change — percent	-0.8%	0.7%	-7.4%	-1.9%	-1.9%

(1)	See Basis of Presentation for definition
Pre-tax, pre-provision income was $240.7 million in the current quarter, down $1.9 million, or 1%, from the prior quarter. This primarily reflected the negative impact from a lower than expected net interest margin and higher than expected noninterest expense.
Expectations
“The lack of prospects for meaningful economic improvement, higher interest rates, and wider spreads between short-term and medium-term interest rates for the foreseeable future is a challenge,” said Steinour. “These revenue headwinds are magnified by the continued fragility of borrower and consumer confidence. Nevertheless, we expect to continue making selective investments in initiatives to grow long-term profitability, remaining disciplined in our loan and deposit pricing, staying focused on increasing customer product penetration, and working to improve operating efficiency. Our success in growing and deepening relationships presents us with an opportunity to expand revenue.”

Net interest income is expected to continue to show very modest improvement from the third quarter level. The momentum we are seeing in loan and low cost deposit growth is expected to continue. Yet, those benefits are expected to be mostly offset by downward pressure on the net interest margin due to the anticipated continued mix shift to lower-rate higher quality loans and lower securities reinvestment rates given the low absolute level of interest rates and shape of the yield curve. If the current interest rate environment, which has partially resulted from the Federal Reserve’s “Operation Twist”, remains unchanged through 2012, it could cause our net interest margin to drop modestly below our long-term targeted range of 3.30%-3.75%. Our C&I portfolio is expected to continue to show meaningful growth with much of this reflecting the positive impact from strategic initiatives to expand our commercial lending expertise into areas like specialty banking, asset based lending, and equipment financing, in addition to our long-standing continued support of middle market and small business lending. For automobile loans, we expect to see strong growth from period-end balances. Residential mortgages are expected to show modest growth, with CRE continuing to experience modest declines.
We again anticipate the increase in total core deposits to match that of loans, reflecting continued growth in consumer households and commercial relationships. Further, we expect the shift toward low- and no-cost demand deposits and money market accounts will continue.
Noninterest income is expected to show a modest decline in the 2011 fourth quarter, primarily due to an anticipated 50% decline in electronic banking income from the third quarter, given the newly mandated lower interchange fee structure implemented October 1, 2011. We expect to see continued growth of service charge income commensurate with customer growth and increased product penetration. Mortgage banking income should return to levels seen in the first half of the year as the third quarter’s sizable MSR impairment is not expected to repeat, though a modest slowdown in refinance application volume is expected. We also anticipate continued growth in the contribution from other key fee income activities including capital markets, treasury management services, and brokerage, reflecting the impact of our cross-sell and product penetration initiatives throughout the company, as well as the positive impact from strategic initiatives.
Expense levels are expected to decline modestly in coming quarters though strategic actions like the current debit card conversion may cause short-term fluctuations.
Nonaccrual loans and net charge-offs are expected to continue to decline. The provision for credit losses should remain near current levels. However, there could be some volatility given the uncertain and uneven nature of the economic recovery.
We anticipate the effective tax rate for the foreseeable future to be in the range of 24% to 27%.
Please see the 2011 Third Quarter Performance Discussion for an additional detailed review of this quarter’s performance. This document can be found at:
http://www.investquest.com/iq/h/hban/ne/finnews/
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on Thursday, October 20, 2011, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 267-7495; Conference ID 10274284. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available two hours after the completion of the call through October 31, 2011 at (855) 859-2056; Conference ID 10274284.

Forward-looking Statement
This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2010 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the 2011 Third Quarter Performance Discussion and Quarterly Financial Review supplements to this document, the third quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.
Pre-Tax, Pre-Provision Income
One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:
•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;
•	available-for-sale and other securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;
•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and
•	certain items identified by Management to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at the time to be infrequent or short-term in nature, which Management believes may distort the company’s underlying performance trends.

Annualized data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-taxable equivalent interest income and net interest margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
About Huntington
Huntington Bancshares Incorporated is a $55 billion regional bank holding company headquartered in Columbus, Ohio. Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of over 650 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and over 1,300 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.
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